Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2010 EARNINGS

Robbinsville, New Jersey, July 23, 2010 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, announced today its results of operation for the three and six months ended June 30, 2010.  Net income attributable to Roma Financial Corporation for the three and six months ended June 30, 2010 was $1.5 million and $3.1 million, respectively, or $.05 and $.10 per common and diluted share, compared to $.5 million and $1.4 million, or $.02 and $.05 per common and diluted share, for the same period of the prior year.

At June 30, 2010 the Company’s consolidated assets increased 10.8% to $1.5 billion compared to $1.3 billion at December 31, 2009, deposits increased 9.3% to $1.1 billion and equity increased to $218.2 million from $216.2 million at December 31, 2009.

“We are exceedingly pleased with our operating results in both the current quarter and the first half of this year”, stated Peter A. Inverso, President and CEO.

“Earnings in the second quarter mirrored the strong performance of the first quarter and were substantially higher than those reported for the comparable quarter last year.  For the six months ended June 30, 2010, net income registered an impressive 112% improvement over net income reported for the first six months of 2009.  Our banks continue to attract new customers and experience strong deposit growth.  At the end of the current quarter, deposits reflected another successive record and fueled a new high in earning assets and total assets.  Total assets increased $216.9 million or 17.5%, over total assets at the end of the first six months of 2009.  Net interest income increased 36.5% to $20.5 million during the current six month period, compared to last year’s comparable period.  Our net interest margin, while unchanged from the first quarter of this year, improved notably for the current six months, compared to the same period last year.   The improvement in net interest income in the current six months absorbed a

$1.3 million increase in our provision for loan losses.  Operationally, non-interest expense has been well controlled.   However, there was a sizable increase in expenses associated with other real estate owned.  Pre-merger expenses of $525.5 thousand, related to the merger with Sterling Banks were fully offset by savings in  federal deposit insurance premiums as the 2009 period had included a special assessment.   Overall, our efficiency ratio tightened compared to the same six months last year”, he added.

“The resolution of non-performing loans, sluggishness in loan demand, and net interest margin contraction pose formidable challenges for us and the banking community in the days ahead”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.